PZENA INVESTMENT MANAGEMENT, INC. ANNOUNCES
AUGUST 31, 2016 ASSETS UNDER MANAGEMENT

New York, NY, September 7, 2016: Pzena Investment Management, Inc. (NYSE: PZN) today reported its preliminary assets under management as of August 31, 2016.

AUM for month-end August 2016, month-end July 2016, and month-end August 2015 are listed below:

Pzena Investment Management, Inc.
Assets Under Management1
($ billions)

	As of	As of	As of
	August 31, 2016	July 31, 2016	August 31, 2015
Account Type
Institutional Accounts	$16.0	$15.3	$15.6
Retail Accounts	11.6	11.4	11.3
Total	$27.6	$26.7	$26.9

Investment Strategy[2]
U.S. Value Strategies
Large Cap Value	$9.6	$9.5	$10.2
Mid Cap Value	2.2	2.2	1.8
Value	1.8	1.9	1.6
Small Cap Value	1.3	1.2	1.2
Other U.S. Strategies	0.1	—	—
Total U.S. Value Strategies	15.0	14.8	14.8
Global & Non-U.S. Value Strategies
International Value	4.5	4.3	4.4
Global Value	4.3	3.8	4.8
Emerging Markets Value	2.4	2.3	1.6
European Value	1.3	1.3	1.2
Other Global & Non-U.S. Value Strategies	0.1	0.2	0.1
Total Global & Non-U.S. Value Strategies	12.6	11.9	12.1
Total	$27.6	$26.7	$26.9

Account Domicile
U.S.	$20.0	$19.7	$19.3
Non-U.S.	7.6	7.0	7.6
Total	$27.6	$26.7	$26.9
1 Numbers may be subject to rounding.
2 Inclusive of our Expanded Value, Focused Value and variations thereof.

About Pzena
Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements
This press release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements provide the Company’s current views, expectations, or forecasts of future events and performance, and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as filed with the SEC on March 14, 2016 and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Gary Bachman, 212-355-1600 or bachman@pzena.com.